UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 16, 2012

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10022

(Address of principal executive offices) (Zip Code)

(212) 559-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc. Current Report on Form 8-K

Item 8.01.   Other Events.

Pursuant to the Amended and Restated Limited Liability Company Agreement, dated May 31, 2009 (the “JV Agreement”), of the Morgan Stanley Smith Barney Holdings LLC (the “MSSB JV”), Morgan Stanley has the right to exercise options over time to purchase Citigroup Inc.’s 49% interest in the MSSB JV. On June 1, 2012, Morgan Stanley exercised its initial option for the purchase from Citi of an additional 14% interest in the MSSB JV (the “14% Interest”). As previously disclosed and as provided pursuant to the terms of the JV Agreement, the purchase price for the 14% Interest is to be determined pursuant to an appraisal process which includes the exchange between Morgan Stanley and Citi of each respective firm’s fair market valuation of the full MSSB JV, and if the two firms’ valuations differ by more than 10%, a third party appraisal process.

Pursuant to the JV Agreement, Citi and Morgan Stanley exchanged their respective fair market valuations for the full MSSB JV on the afternoon of Monday, July 16th. Citi’s fair market valuation of the full MSSB JV, which was performed by its appraiser, Citigroup Global Markets, Inc. (“CGMI”), reflected a value for Citi’s 49% interest in the MSSB JV that slightly exceeded Citi’s carrying value of approximately $11 billion for that 49% interest as of June 30, 2012. (Citi’s carrying value increased from March 31, 2012 as additional activities and assets were transferred to MSSB JV during the second quarter of 2012, pursuant to the terms of the JV Agreement.) CGMI’s valuation was conducted in accordance with the terms of the JV Agreement, involved the application of customary valuation analyses and included consideration of certain tax benefits specified in the JV Agreement and review of external valuations available in the market.

Morgan Stanley’s valuation for the full MSSB JV reflects a value that is approximately 40% of Citi’s fair market valuation for the full MSSB JV and, among other things, is markedly below the low end of the external valuations reviewed by CGMI. In light of the unexpectedly low value attributed to the MSSB JV by Morgan Stanley, Citi has reached the conclusion to disclose the possibility that, depending on the ultimate fair market value determined by the third party appraisal, Citi could have a significant non-cash GAAP charge to net income in the third quarter 2012, representing other-than-temporary impairment of the carrying value of its 49% interest in the MSSB JV. In addition, any other-than-temporary impairment would impact Citi’s reported Tangible Book Value and Equity (each based on the after-tax amount of any impairment) as well as its Basel 1 regulatory capital ratios (based on the pre-tax amount of any impairment).

For Basel III regulatory capital purposes, Citi’s interest in the MSSB JV is not included in capital, and thus any impairment would not impact Citi’s estimated Basel III capital position, while the minimum payment to Citi for the 14% Interest that would be established by Morgan Stanley’s valuation would add more than 10 basis points to Citi’s estimated Tier 1 Common regulatory capital ratio for Basel III purposes.

The third party appraisal process is to be concluded at the end of August and Citi’s sale of the 14% Interest is to close by September 7th.

Citi continues to believe that CGMI’s fair market valuation of the full MSSB JV, as well as its carrying value for its 49% interest in the MSSB JV, are reasonable and supportable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2012

CITIGROUP INC.

By:	/s/ Rohan Weerasinghe
Name:	Rohan Weerasinghe
Title:	General Counsel and Corporate Secretary